Exhibit 10.1

NON-COMPETITION, NON-SOLICITATION
AND CONFIDENTIALITY AGREEMENT

This Non-Competition, Non-Solicitation and Confidentiality Agreement (the “Agreement”) is made as of the _____ day of ______________, 2012 by and between Theragenics Corporation, a Delaware corporation (the “Company”), and _______________, an employee of the Company (the “Employee”).

WHEREAS, the Company Group wishes to protect and maintain its confidential information and its trade secrets which may be developed by or become known to the Employee and which, if disclosed to the Company Group’s competitors or if used in a competitive way, would be detrimental to the Company Group’s business.

WHEREAS, the Employee is subject to the terms of that certain employment agreement between the Employee and the Company dated _________________, as it has been amended (the “Employment Agreement”).

WHEREAS, the Employment Agreement contains provisions restricting the Employee from engaging in competition with the Company Group, soliciting employees of the Company Group, soliciting customers or clients of the Company Group, and disclosing confidential information or trade secrets.

WHEREAS, the Company Group desires to replace such provisions of the Employment Agreement to comply with recent Georgia law changes relating to such provisions.

NOW, THEREFORE, in consideration of the continued employment of the Employee by the Company, and for other good and valuable consideration, the receipt of which is acknowledged, the parties agree as follows:

1.   Definitions.  The definitions in Schedule A are hereby incorporated by reference and made a part of this Agreement.

2.   Agreement Not to Solicit the Employees.  During the Applicable Period, the Employee shall not, either directly or indirectly, on the Employee’s own behalf or on behalf of others, solicit, or hire away, or attempt to solicit, or hire away, any person employed by the Company Group, whom the Employee managed or supervised, or with whom the Employee worked directly, during the most recent twelve (12) months of the Employee’s employment with the Company Group prior to the Determination Date, whether or not such employee is a full-time, part-time, temporary or other employee of the Company Group.

3.   Agreement Not to Solicit Customers.  During the Applicable Period, the Employee shall not, either directly or indirectly, on behalf of any Competing Business, solicit or attempt to solicit any customer or actively sought prospective customer of the Company Group, with whom the Employee had material contact during the Employee’s employment with the Company Group, for purposes of providing products or services that are competitive with those offered by the Company Group.

4.   Non-Competition.  The Employee agrees that, during the Applicable Period, the Employee shall not, within the Area, for a Competing Business, either directly or indirectly, undertake to perform duties and responsibilities substantially similar to those the Employee conducted, offered or provided for the Company Group during the most recent two (2) years of the Employee’s employment with the Company Group prior to the Determination Date.

5.   Restrictions on Use and Disclosure of Company Information.

                (a)         The Employee agrees that during the term of the Employee’s employment with the Company and for the period thereafter determined in Section 5(b) or 5(c), as applicable:

 (i)           the Employee will receive and hold all the Company Information in trust and in strictest confidence;

 (ii)          the Employee will protect the Company Information from disclosure and will in no event take any action causing any of the Company Information to lose its character as Company Information, or fail to take the action necessary in order to prevent any Company Information from losing its status as Company Information; and

 (iii)         except as required by the Employee’s duties in the course of employment by the Company Group, the Employee will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Company Information to any third party without the prior written consent of the Company Group, which may be withheld in the Company Group’s absolute discretion.

(b)         The restrictions on the Employee’s use or disclosure of Company Information, as set forth in Section 5(a) above, shall survive, following the termination of the Employee’s employment, with respect to Confidential Information, for so long as the information remains confidential as defined by this Agreement.

(c)         The restrictions on the Employee’s use or disclosure of Company Information, as set forth in Section 5 above, shall survive, following the termination of the Employee’s employment, with respect to Trade Secrets, for so long as such Company Information is a trade secret under applicable law.

6.           Ability to Earn Livelihood; Employee Acknowledgement.

(a)         The Employee expressly agrees and acknowledges that the covenants and restrictions contained in Sections 2, 3, 4, and 5 do not preclude the Employee from earning a livelihood, nor do they unreasonably impose limitations on the Employee’s ability to earn a living.  In addition, the Employee agrees and acknowledges that the potential harm to the Company Group of their non-enforcement outweighs any harm to the Employee of their enforcement by injunction or otherwise.

(b)         The Employee acknowledges that the Employee has carefully read this Agreement, understands and has given careful consideration to the restraints imposed upon the Employee by this Agreement, and is voluntarily entering in this Agreement.

7.   Return of Materials.  All Materials are the property of the Company Group.  The Employee will not remove from the Company Group’s premises or copy or reproduce any Materials (except as the Employee’s employment by the Company Group shall require), and at the termination of the Employee’s employment, regardless of the reason for or manner of such termination, the Employee will leave at the principal office of the Company Group, or immediately return to the Company Group, all Materials or copies or reproductions thereof in the Employee’s possession, power or control.

8.   Remedies.  The Employee agrees that the covenants contained in Sections 2, 3, 4, and 5 of this Agreement are of the essence of this Agreement; that each of such covenants is reasonable and necessary to protect and preserve the business, interests and properties of the Company Group, and that irreparable loss and damage will be suffered by the Company Group should the Employee breach any of such covenants.  Therefore, the Employee agrees and consents that, in addition to all the remedies provided at law or in equity, the Company Group shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of such covenants.  The existence of any claim, demand, action or cause of action of the Employee against the Company Group shall not constitute a defense to the enforcement by the Company Group of any of the covenants or agreements herein.  In addition to all other rights the Company Group may have pursuant to this Agreement, if the Employee violates Section 2, 3, or 4 of this Agreement, the Employee will forfeit all severance pay under the Employment Agreement.

9.   Severability and Modification; Blue Pencil.

(a)         The parties agree that each provision in this Agreement is separate, distinct and severable from the other and remaining provisions of this Agreement, and that the invalidity or unenforceability of any Agreement provision shall not affect the validity and enforceability of any other provision or provisions of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between such provision and any applicable law or public policy, it is the intent of the parties that such provision shall be modified by the Court to the extent appropriate to render the provision reasonable, valid and enforceable.

(b)         If any court of competent jurisdiction shall at any time deem the term or geographic area of this Agreement or the provisions of Sections 2, 3, 4, or 5 unenforceable, the remainder of the Agreement shall nevertheless stand, the duration of the applicable restrictions set forth in Section 2, 3, 4, or 5 shall be deemed to be the longest period permissible by law under the circumstances and the “Area” shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the aforementioned provisions to permissible duration or size.

10.        Notices.  Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery to the parties at the following addresses, or at such other addresses as shall be given in writing by either party to the other party hereto:

If to the Company Group:	Theragenics Corporation
5203 Bristol Industrial Way
Buford, Georgia 30518
Attn: Chief Executive Officer

If to the Employee, at the address most recently on file in the Company’s records.

11.        Assignment.  This Agreement and the rights and obligations of the Company Group hereunder may be assigned by the Company and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee and any successor of the Company.  This Agreement and the rights and obligations of the Employee hereunder may not be assigned by the Employee.

12.        Waiver.  No consent or waiver by a party with respect to any breach or default by the other party hereunder shall be effective unless in writing, and no such waiver or consent shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such party of the same provision or any other provision of this Agreement.  Failure on the part of a party to complain of any act or failure to act of the other party or to declare such other party in default shall not be deemed or constitute a waiver of any rights hereunder.

13.        Governing Law.  This Agreement shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Georgia, without regard to the conflict of laws principles thereof.

14.        Interpretation.  Should any provision of this Agreement require a judicial interpretation, it is agreed that the judicial body interpreting or construing this Agreement shall not apply the assumption that the terms of this Agreement shall be more strictly construed against one party by reason of the rule of legal construction that an instrument is to be construed more strictly against the party which itself or through its agents prepared the Agreement.  The parties acknowledge and agree that they and their agents have each had the opportunity to participate equally in the negotiations and preparation of this Agreement, and the Employee acknowledges that the Employee has had the opportunity to consult legal counsel regarding the terms hereof.

15.        Consent to Jurisdiction and Venue and Selection of Forum.  With respect to any action to enforce or interpret this Agreement, or otherwise arising out of or relating to this Agreement, each party (i) consents and submits to personal jurisdiction and venue in the Superior Court of Hall County, State of Georgia (referred to as the “Court”); (ii) waives any and all objections to jurisdiction and venue in the Court; and (iii) waives any objection that the Court is an inconvenient forum.  Each party further agrees that jurisdiction and venue concerning any legal or equitable action to enforce or interpret this Agreement, or otherwise arising out of this Agreement, shall rest exclusively in the Superior Court of Hall County, State of Georgia, so that any such action shall be brought and defended in the Court.

Initials: _____                                      Initials: _____

16.        Amendment.  No amendment or modification of this Agreement shall be valid or binding upon the Company or the Employee unless made in writing and signed by the parties hereto.  Notwithstanding the foregoing, the parties further agree that if a judicial or quasi-judicial entity declares the agreement invalid in whole or in part, it may modify the terms of the Agreement and give effect to the Agreement as modified.

17.        Headings.  Titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or extend or describe the scope of this Agreement or the intent of any provision contained in this Agreement.

18.        Third Party Beneficiaries.  Each member of the Company Group other than the Company is an intended third party beneficiary under this Agreement and can enforce its provisions against the Employee to the same as if it were a party to this Agreement.

19.        Superseding Agreement.  This Agreement replaces the provisions of the Employment Agreement restricting the Employee from engaging in competition with the Company Group, soliciting employees of the Company Group, soliciting customers or clients of the Company Group, or disclosing confidential information or trade secrets and all other provisions as they relate to the foregoing including but not limited to dispute resolution; provided, however, that the remaining provisions of the Employment Agreement shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Company and the Employee have each executed and delivered this Agreement as of the date first shown above.

EMPLOYEE:

(Signature)

THE COMPANY:

THERAGENICS CORPORATION [OR NAME
OF APPLICABLE SUBSIDIARY]

By:
Name:
Title:

Schedule A

Definitions.

(a)  “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company. For these purposes, “control” shall mean the direct or indirect ownership of equity securities of the applicable entity possessing the right to more than fifty percent (50%) of the combined ordinary voting power of the outstanding voting equity securities of such entity.

(b)  “Applicable Period” means the period of the Employee’s employment with the Company and for [_______ (__)] year(s) after termination of employment.

(c)  “Area” means that geographic territory, within the United States, for which the Employee has responsibility on behalf of the Company Group, and in which the Employee provides service, as of the Determination Date.

(d)  “Business of the Company” means any business that involves the manufacture, production, sale, marketing, promotion, exploitation, development and distribution of products, planned products or products being designed or developed by the Company or any of its subsidiaries at any time during the period of the Employee’s employment with the Company Group up to and including the Determination Date.

(e)      “Company Group” means the Company and its Affiliates, or any one or more of the foregoing as context requires.

(f)       “Company Information” means Confidential Information and Trade Secrets.

(g)  “Competing Business” means any business organization (other than any member of the Company Group) of whatever form engaged, either directly or indirectly, in any business or enterprise which is the same as, or substantially the same as, the Business of the Company.

(h)  “Confidential Information” means data and information relating to the business of the Company Group (whether constituting a Trade Secret or not) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship with the Company Group and which has value to the Company Group and is not generally known to its competitors.  Confidential information shall include trade secrets, methods of operation, names of customers, price lists, financial information, route books, personnel data and similar information provided, however, Confidential Information shall not include any data or information which has been voluntarily disclosed to the public by the Company Group (except where such disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or otherwise entered the public domain through lawful means.

(i)        “Determination Date” means (a) during the Employee’s employment, the date as of which compliance with this Agreement is being determined, and (b) following the Employee’s termination of employment, the date of Employee’s termination of employment.

Schedule A - 1

(j)        “Materials” means all documents or tangible or intangible materials, including computer data, prepared by or at the direction of the Employee or provided to or obtained by the Employee during the course of employment by the Company Group which contain Company Information.

(k)       “Material Contact” means the contact between the Employee and each customer or potential customer:  (a) with whom or which the Employee dealt on behalf of the Company Group; (b) whose dealings with the Company Group were coordinated or supervised by the Employee; (c) about whom the Employee obtained confidential information in the ordinary course of business as a result of the Employee’s association with the Company Group; or (d) who receives products or services authorized by the Company Group, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Employee within two years prior to the Determination Date.

(l)        “Trade Secrets” means information of the Company Group, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which information (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

Schedule A - 2